                                                                        Contacts:    ClearOne
                                                 Investor Relations
                                                                                 (801) 303-3555

                                                                                Robert Jaffe
                                                                                PondelWilkinson Inc.
                                                                                (310) 279-5980

CLEARONE REPORTS FISCAL 2006 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS

Salt Lake City, UT - August 28, 2006 - ClearOne Communications, Inc. (OTC: CLRO.OB) today reported financial results for the fiscal 2006 fourth quarter and year ended June 30, 2006.

For fiscal 2006, revenue increased to $37.6 million from $31.6 million in fiscal 2005. Gross profit grew to $18.3 million from $16.7 million for the prior year period. Income from continuing operations was $166,000 versus $2.2 million for fiscal 2005. Net income in fiscal 2006 was $2.1 million, or $0.17 per diluted share, which included income from discontinued operations of $1.9 million. This compares with net income for the prior year of $16.1 million, or $1.30 per diluted share, which included income from discontinued operations of $13.9 million.

“During the past year we launched a number of new products, expanded our distribution channel and increased market share in the table top and professional conferencing space,” said Zee Hakimoglu, president and chief executive officer of ClearOne. “Together, these efforts helped fuel our top line growth of nearly 20 percent over the prior year. While our newer product lines generally have a lower gross margin than our professionally installed line of products, we believe they add attractive growth opportunities, allowing us to enter and further penetrate new segments of the audio conferencing market, and diversify our product portfolio.”

For the fiscal 2006 fourth quarter, revenue increased to $9.7 million from $9.1 million in the fiscal 2005 fourth quarter. Gross profit was $4.7 million compared with $5.1 million for the fourth quarter of fiscal 2005. Total operating expenses were $5.7 million compared with $6.2 million in the same quarter of the prior year. Loss from continuing operations was ($764,000) versus income from continuing operations of $2.2 million in the fiscal 2005 fourth quarter. Net loss was ($512,000), or ($0.04) per diluted share, which included income from discontinued operations of $252,000. This compares with net income for the prior year fourth quarter of $2.3 million, or $0.19 per diluted share, which included income from discontinued operations of $116,000.

At June 30, 2006, the company had cash, cash equivalents, and marketable securities of $21.8 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amount)
(unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$9,730	$9,103	$37,632	$31,645
Cost of goods sold	5,071	4,026	19,284	14,951
Gross profit	4,659	5,077	18,348	16,694

Operating expenses:
Marketing and selling	2,324	2,492	7,866	9,070
Research and product development	2,521	1,495	8,299	5,305
General and administrative	820	1,379	5,108	5,489
Settlement in shareholders' class action	-	563	(1,205)	(2,046)
Other operating expenses	-	290	-	290
Total operating expenses	5,665	6,219	20,068	18,108
Operating loss	(1,006)	(1,142)	(1,720)	(1,414)

Other income (expense), net	422	125	1,016	318
Loss from continuing operations before income taxes	(584)	(1,017)	(704)	(1,096)
Benefit for income taxes	(180)	3,219	870	3,248
Income (loss) from continuing operations	(764)	2,202	166	2,152

Income from discontinued operations	252	116	1,930	13,923
Net income (loss)	$(512)	$2,318	$2,096	$16,075

Diluted earnings (loss) per common share from continuing operations	$(0.06)	$0.18	$0.01	$0.17
Diluted earnings per common share from discontinued operations	$0.02	$0.01	$0.16	$1.13
Diluted earnings (loss) per common share	$(0.04)	$0.19	$0.17	$1.30
Diluted weighted average shares outstanding	12,209,749	12,273,062	12,206,618	12,332,106

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amount)
(unaudited)

	June 30,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,240	$1,892
Marketable securities	20,550	15,800
Accounts receivable	7,784	6,859
Inventories	7,025	5,806
Income tax receivable	2,607	3,952
Other current assets	383	570
Total current assets	39,589	34,879

Property and equipment, net	1,647	2,805
Intangibles, net	154	322
Other assets	15	15
Total assets	$41,405	$38,021

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,597	$2,163
Accrued liabilities	2,397	5,622
Deferred product revenue	5,871	5,055
Total current liabilities	10,865	12,840

Deferred income taxes, net	128	270
Total liabilities	10,993	13,110

Shareholders' equity:
Total shareholders' equity	30,412	24,911
Total liabilities and shareholders' equity	$41,405	$38,021

4